Exhibit 10.1

Wausau Paper Corp.

2013 Equity Incentive Compensation Plan

A portion of each individual officer’s grant, referred to below as the “Retention Award,” will vest upon meeting certain criteria relating to continued employment with the Company.  The remaining portion of the grant, referred to below as the “Performance Incentive,” will vest upon meeting both performance and continued employment criteria.  The maximum potential award for the Chief Executive Officer, Chief Financial Officer, and each of the other executive officers with segment operating responsibility is described in the “Total Opportunity” column below.

	Performance Units Granted
	Retention Award*	Maximum Performance Incentive**	Total Opportunity

Chief Executive Officer	18,036	54,107	72,143

Chief Financial Officer	4,995	16,649	21,644

Senior Vice President, Operations	5,145	17,148	22,293

Senior Vice President, Paper	5,528	18,424	23,952

Senior Vice President, Tissue	4,995	16,649	21,644

      *The Retention Award is a grant of performance units equal to a specified percentage of base salary, which vests and is converted to a right to receive common stock (or, in the Compensation Committee’s discretion, cash with an equivalent value) based on continuous employment with the Company (in the same position or in a position with greater authority) through January 2, 2015.

   **The Performance Incentive is a grant of performance units equal to a specified percentage of base salary.  These performance units may vest and be converted to a right to receive common stock (or, in the Compensation Committee’s discretion, cash with an equivalent value) based on (1) continuous employment with the Company (in the same position or in a position with greater authority) through January 2, 2015; and (2) the Company’s achieving levels of Return on Capital Employed (“ROCE”) ranging from 5% ROCE to 14% ROCE for the year ended December 31, 2013.  For purposes of this plan, ROCE is determined by adjusting for extraordinary items, which may include, for example, facility closure charges, one-time or incremental expenses associated with certain major capital projects, or other similar items.  ROCE is calculated after incentive compensation expenses have been included.  No shares of common stock or cash will be awarded if earnings are at the bottom of the targeted range of ROCE, and the number of shares of common stock or cash awarded will increase on a pro rata basis to the maximum potential award if ROCE is at the top of the targeted range.